Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 26, 2024, by and among BANC OF CALIFORNIA, a California state-chartered bank (“Bank”); TURNSTONE BIOLOGICS CORP., a Delaware corporation (“Parent” or “Borrower”); and MYST THERAPEUTICS, LLC, a Delaware limited liability company(“Myst”; and together with each other Person that becomes a guarantor hereunder from time to time (each a “Guarantor” and, collectively, “Guarantors”; Borrower and Guarantors are each referred to herein as a “Loan Party” and, collectively, as “Loan Parties”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.
DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2.
LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Non-Formula Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, (A) Borrower may request Non-Formula Advances in an aggregate outstanding principal amount not to exceed the Non-Formula Revolving Line, less any amounts reserved under the Ancillary Services Sublimit, and (B) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Non-Formula Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires a Non- Formula Advance, Borrower will notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System)no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day that the Non-Formula

Advance is to be made. Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Non-Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s reasonable discretion such Non-Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, losses, costs, and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii) Ancillary Services Sublimit. Subject to the terms and conditions of this Agreement, at any time and from time to time from the date hereof through the Business Day immediately prior to the Non-Formula Revolving Maturity Date, Loan Parties may request the provision of Ancillary Services from Bank. The aggregate limits of Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Non-Formula Revolving Line will be reduced by (i) the Letter of Credit Exposure, (ii) the aggregate limits of corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by a Loan Party and approved by Bank. In addition, Bank may, in its reasonable discretion, charge as Non-Formula Advances any amounts that become due or owing to Bank or for which Bank becomes liable in connection with the provision of Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which the applicable Loan Party hereby agrees to execute.

(iv) Collateralization of Obligations Extending Beyond Maturity. Borrower shall take, and shall cause each other Loan Party to take, such actions as Bank may reasonably request to cause its obligations with respect to any Ancillary Services to be secured to Bank’s reasonable satisfaction as of the Non-Formula Revolving Maturity Date. If Borrower has not secured to Bank’s reasonable satisfaction Loan Parties’ obligations with respect to any Ancillary Services by the Non-Formula Revolving Maturity Date, then, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2.2 Overadvances. If the aggregate amount of the outstanding Non-Formula Advances exceeds the Non-Formula Revolving Line at any time, Borrower shall immediately pay to Bank, in Cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Non-Formula Advances. Except as set forth in Section 2.3(b), the Non-Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) four and twenty-five hundredths percent (4.25%).

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 3% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to three percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.

(c) Payments. Interest under the Non-Formula Revolving Line shall be due and payable on the first calendar day of each month during the term hereof. Borrower authorizes Bank, at Bank’s option, to charge all interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts at Bank or against the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360- day year for the actual number of days elapsed.

2.4 Crediting Payments. When no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such application of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On or before the Closing Date, a nonrefundable facility fee of $50,000;

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date; and, after the Closing Date, all Bank Expenses, as and when they become due;

(c) Success Fee. Upon a Success Fee Event, a one-time fee equal to the Success Fee Amount (such fee, the “Success Fee”). This Section 2.5(c) will survive any termination of this Agreement; provided that this Section 2.5(c) shall terminate on the tenth anniversary of the Closing Date if no Success Fee Event has occurred on or before that date. If this Agreement is terminated prior to payment of the Success Fee, Borrower shall give Bank written notice of the first Success Fee Event to occur thereafter and, if the Success Fee Event occurred on or before the tenth anniversary of the Closing Date, pay the Success Fee upon the closing of such Success Fee Event; and

(d) Early Termination Fee. Upon the termination of this Agreement, whether in connection with acceleration, prepayment in full, or otherwise, (a) at any time on or before the first anniversary of the Closing Date, a nonrefundable fee of $400,000 and (b) at any time after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, a nonrefundable fee of $200,000. This Section 2.5(d)will survive any termination of this Agreement.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.
CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a) this Agreement, duly executed by each Loan Party;

(b) an officer’s certificate of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1) for each Loan Party;

(d) Borrower shall have opened one or more deposit accounts with Bank and funded not less than $50,000 into such accounts;

(e) current SOS Reports indicating that, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f) current financial statements, including annual audited statements for Parent’s 2022 fiscal year, together with an unqualified opinion on such financial statements; company-prepared consolidated balance sheets, income statements, and statements of cash flows for each of the preceding twelve months; and such other updated financial information as Bank may reasonably request;

(g) a current Compliance Certificate in accordance with Section 6.2;

(h) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank;

(i) a Borrower Information Certificate; and

(j) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1above, and is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) Loan Parties shall have completed the transition of their operating cash and non-operating cash to Bank, subject only to the Outside Cash Allowance described in Section 6.6 hereof;

(c) in Bank’s reasonable discretion, there has not been a Material Adverse Effect;

(d) if an Unrestricted Acquisition or Unrestricted Investment has occurred, Bank has determined, in its sole and absolute discretion, to make such Credit Extension; and

(e) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects), and no Event of Default shall have occurred and be continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Loan Parties on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.
CREATION OF SECURITYINTEREST.

4.1 Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first-priority security interest in the presently existing Collateral and will constitute a valid, first-priority security interest in later-acquired Collateral. Each Loan Party also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property except for Permitted Liens. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)) are outstanding.

4.2 Perfection of Security Interest. Each Loan Party authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of such Loan Party of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Loan Parties shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third-party bailee, each Loan Party shall take such steps as Bank reasonably requests for Bank to (x) subject to Section 7.11 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (y) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance to Bank. No Loan Party will create any chattel paper without placing a legend on such chattel paper acceptable to Bank indicating that Bank has a security interest in such chattel paper. Loan Parties from time to time may deposit with Bank specific cash collateral to secure specific Obligations. Each Loan Party authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Each Loan Party shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

4.3 Pledge of Collateral. Each Loan Party hereby pledges, assigns and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Each Loan Party will deliver to Bank (a) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (b) with respect to any Shares uncertificated as of the Closing Date, promptly upon certification, the certificate or certificates for such Shares, in each case accompanied by an instrument of assignment duly governing such Shares. The relevant Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and may cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default has occurred and is continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.
REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Due Organization and Qualification. Each Loan Party and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Loan Party’s Certificate of Incorporation, Bylaws, or other governing document, as applicable, nor will they constitute an event of default under any material agreement by which a Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Each Loan Party has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the United States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as permitted by Section 6.6,no Loan Party’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4 Intellectual Property. Each Loan Party is the sole owner of the intellectual property created or purchased by the applicable Loan Party, except for licenses granted by a Loan Party to its customers in the ordinary course of business and licenses constituting Permitted Liens. The intellectual property created, licensed or purchased by each Loan Party constitutes all intellectual property necessary for the conduct of such Loan Party’s business as now conducted and as presently proposed to be conducted. To the best of each Loan Party’s knowledge, each of the material Copyrights, Patents, and Trademarks created or purchased by the applicable Loan Party is valid and enforceable, and no part of the material intellectual property created or purchased by any Loan Party has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Loan Party that any part of the intellectual property created or purchased by any Loan Party violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof, and each Loan Party’s exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Loan Party is located at the address indicated in Article 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Loan Parties and any Subsidiary that are delivered by Loan Parties to Bank or otherwise submitted to Bank fairly present in all material respects Loan Parties’ financial condition as of the date thereof and Loan Parties’ results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of any Loan Party since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Each Loan Party is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Loan Party’s assets (including goodwill minus disposition costs)exceeds the fair value of its liabilities; and no Loan Party is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Loan

Party has violated any statutes, laws, ordinances or rules applicable to it, including without limitation Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. No Loan Party owns any Capital Stock of any Person, except for the Capital Stock of another Loan Party and for Permitted Investments.

5.11 Government Consents. Each Loan Party and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to all governmental authorities that are necessary for the continued operation of such Loan Party’s or Subsidiary’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Loan Party is a party to, nor is bound by, any material license or other agreement important for the conduct of such Loan Party’s business that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property important for the conduct of such Loan Party’s business, other than this Agreement or the other Loan Documents.

5.13 Shares. As of the Closing Date, the Shares of the Canadian Subsidiary are uncertificated. Each Loan Party has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect, to the Shares. The Shares have been and will remain duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by a Loan Party is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by a Loan Party whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.14 Full Disclosure. No representation, warranty or other statement made by any Loan Party in any report, certificate, or written statement furnished or submitted to Bank taken together with all such reports, certificates, and written statements furnished or submitted to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by a Loan Party in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may materially differ from the projected or forecasted results.

6.
AFFIRMATIVE COVENANTS.

Each Loan Party covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Loan Parties shall do all of the following:

6.1 Good Standing and Government Compliance. Each Loan Party shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Loan Party by the authorities of the state in which such Loan Party is organized, if applicable. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, including without limitation all Environmental Laws, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates; Collateral Audits.

(a) Loan Parties shall deliver to Bank: (i) within 45 days after the end of each calendar quarter, a company-prepared consolidated balance sheet, income statement, and statement of cash flows covering Turnstone Group’s operations during such period, prepared in accordance with GAAP, consistently applied (subject to year-end audit adjustments and the absence of footnotes), in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) within 180 days after the end of each of Parent’s fiscal years, audited (or such other level of review as Parent’s board of directors requires) consolidated financial statements of Turnstone Group prepared in accordance with GAAP, consistently applied, together with, if audited, an unqualified opinion (other than a going concern qualification based solely on Borrower having negative profits or a determination that Borrower has fewer than 12 months’ liquidity) on such financial statements from an independent certified public accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to Bank; (iii) an annual budget (which shall include a balance sheet, income statement, and statement of cash flows for each calendar month),approved by Parent’s board of directors, for each of Parent’s fiscal years not later than 45 days after the beginning of such fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Parent to its shareholders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of $500,000 or more; (vi) promptly upon receipt, each management letter prepared by an independent certified public accounting firm regarding Parent’s management control systems; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (viii) promptly upon Bank’s request, and otherwise as Loan Parties may determine, informal updates on any material developments with Loan Parties.

(b) Within 30 days after the last day of each month, Borrower shall deliver to Bank (i) a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, (ii) account statements prepared as of the last day of the applicable month for all of Loan Parties’ bank accounts held outside Bank, and (iii) a balance sheet for the Canadian Subsidiary prepared as of the last day of such month.

(c) As soon as possible and in any event within three calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, Loan Parties shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action that Loan Parties have taken or propose to take with respect thereto.

(d) Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Loan Parties’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Loan Parties’ Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Loan Parties’ expense in order to verify Loan Parties’ financial condition or the amount of, condition of, or any other matter relating to the Collateral.

Loan Parties may deliver to Bank on an electronic basis any certificates, reports, requests, or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by, or on behalf of, a Responsible Officer. Loan Parties shall include a submission date on any certificates, statements, and reports to be delivered electronically.

Any submission by Loan Parties of a Compliance Certificate or other financial statement pursuant to this Section 6.2or otherwise submitted to Bank shall be deemed to be a representation by each Loan Party that (v) as of the date of such Compliance Certificate, financial statement, or request, the information and calculations set forth therein are true, accurate and correct; (w) as of the end of the compliance period set forth in such submission, Loan Parties are in complete compliance with all required covenants except as noted in such Compliance Certificate or financial statement, as applicable; (x) as of the date of such submission, no Event of Default has occurred and is continuing; and (y) all representations and warranties, other than any representations or warranties that are made as of a specific date in Article 5, remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Certificate, financial statement, or request, as applicable.

6.3 Inventory and Equipment; Returns. Each Loan Party shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (a) sold in the ordinary course of business, and (b) for which adequate reserves have been made, in all cases in the United States; provided that Borrower may maintain Inventory and Equipment with an aggregate value of up to $1,500,000 outside the United States. Returns and allowances, if any, as between a Loan Party and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party as they exist on the Closing Date. Each Loan Party shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving Inventory having a book value of more than $100,000.

6.4 Taxes. Each Loan Party shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A., and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Loan Party or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Loan Party or Subsidiary need not make (i) any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or such Subsidiary or (ii) any such payments (other than federal or state income taxes) in an aggregate amount not exceeding $100,000.

6.5 Insurance. Each Loan Party, at its expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Loan Parties’ business. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender's loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, Loan Parties shall cause to be furnished to Bank a copy of its policies of insurance including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Loan Parties shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Loan Parties’ option, be payable to Loan Parties to replace the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first-priority security interest; provided further that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Beginning 30 days after the Closing Date and continuing at all times thereafter, Loan Parties shall maintain, and shall cause each of their respective Subsidiaries to maintain, all of their non-operating Cash in accounts with Bank or Bank’s affiliates. Beginning 60 days after the Closing Date and at all times thereafter, Loan Parties shall maintain, and shall cause each of their respective Subsidiaries to maintain, all of their operating Cash in accounts with Bank or Bank’s affiliates. Of the total Cash held by Loan Parties in accounts with Bank and Bank’s affiliates, the lesser of (a) 15% of Loan Parties’ aggregate Cash or (b) $15,000,000 must be held in non-interest-bearing depository, operating, or insured cash sweep accounts with Bank. Notwithstanding the foregoing, (x) Loan Parties and their Subsidiaries may maintain Cash in an aggregate amount not to exceed the Outside Cash Allowance in accounts outside Bank, so long as such accounts(other than the Excluded Account)are subject to an account control agreement in form and substance satisfactory to Bank for any account owned by a Loan Party, and (b) the Canadian Subsidiary’s Cash is instead governed by Section 7.14. In addition, Loan Parties shall transition all of their credit card, foreign exchange, and letter of credit business, except to the extent constituting Permitted Indebtedness, to Bank within30 days after the Closing Date.

6.7 Financial Covenants. Loan Parties shall achieve and satisfy the following covenants:

(a) Performance/Funding Milestone. Prior to the earlier to occur of(i) March 31, 2025, or (ii) the first date on which Loan Parties’ unrestricted Cash at Bank is less than the aggregate outstanding principal amount (including Ancillary Services reserves) of Credit Extensions, Borrower shall achieve the Performance/Funding Milestone.

(b) Future Financial Covenant. Bank and Borrower shall mutually agree on the addition of a financial covenant to this Agreement to apply during2025 and thereafter. Such financial covenant shall be incorporated herein by an amendment. Bank and Loan Parties agree to use commercially reasonable efforts to execute such an amendment by February 28, 2025.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement, each Loan Party shall (a) provide written notice to Bank of the material terms of such license or agreement (other than open-source licenses, “off the shelf” licenses and licenses that are commercially available to the public) with a description of its likely impact on such Loan Party’s business or financial condition; and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for such Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event that a Loan Party or any Subsidiary of a Loan Party creates or acquires any Subsidiary, such Loan Party or Subsidiary shall promptly notify Bank of such creation or acquisition, and such Loan Party or Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary to become either(i) a Guarantor hereunder, if such New Subsidiary is organized under the laws of the United States, or (ii) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (b) to grant and pledge to Bank a perfected security interest in 100% of the Capital Stock held by such Loan Party or Subsidiary of any such New Subsidiary.

6.10 Collateral Support from Canadian Subsidiary. Loan Parties acknowledge that, as of the Closing Date, Bank is not requiring that the Canadian Subsidiary become a secured guarantor of the Obligations or that the equity interests of the Canadian Subsidiary be pledged to Bank under a pledge agreement governed by Canadian law, but Bank reserves the right to request such actions in the future upon a Collateral Support Trigger Event. Loan Parties agree to take all actions reasonably requested by Bank to accomplish such actions.

6.11 Further Assurances. At any time and from time to time, Loan Parties shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.
NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until the outstanding Obligations are paid in full (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)) or for so long as Bank has any commitment to make any Credit Extensions, no Loan Party will do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution (other than accounts permitted by Section 6.6), other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of its formation or relocate its chief executive office without 10 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 45 consecutive days; fail to provide Bank with at least 5 days’ prior written notice of the departure of a representative of either OrbiMed or Versant Ventures from Parent’s board of directors; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by a Loan Party; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; or Divide.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Loan Party or of a Loan Party into another Loan Party), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except where (a) each of the following conditions is applicable: (i) such transaction either satisfies the requirements of clause (a) of the defined term “Approved Acquisition” or is an Unrestricted Acquisition, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (b) the Obligations are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity. No Loan Party shall, without Bank’s prior written consent, enter into any binding contractual arrangement with any investment banker, business broker, or similar Person to attempt to facilitate a merger or acquisition of any Loan Party or the sale of all or substantially all of any Loan Party’s assets (any such agreement, an “Investment Banker Agreement”) unless (w) no Event of Default exists when such Investment Banker Agreement is entered into by such Loan Party,(x) such Investment Banker Agreement does not give the counterparty the right, in connection with a sale of a Loan Party’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to such Loan Party’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, to claim any fee, payment or damages from any parties, other than from a Loan Party or such Loan Party’s investors, and (y) such Loan Party notifies Bank in advance of entering into such an Investment Banker Agreement and provides a copy of the Investment Banker Agreement to Bank. Notwithstanding anything herein to the contrary, sub- clause (x) of the immediately preceding sentence shall not apply to a contractual arrangement described in such sentence if such arrangement includes a provision that specifically states that any fees, damages, or payments (other than payments made in the ordinary course of business as reimbursements for expenses) owed to (i) any investment bank, other advisor, or agent, or (ii) the Person acquiring Borrower or merging with Borrower, shall: (x) only be deemed earned, due, and payable after the indefeasible payment in full of all of Borrower’s Obligations (other than inchoate indemnity obligations) under this Agreement; (y) be expressly acknowledged by the party to whom they are owed as being junior to the Obligations; and (z) name Bank as an express third party beneficiary of such provisions.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Loan Party an obligation to prepay any Indebtedness, except (a) Indebtedness to Bank and (b) equipment lease financing Indebtedness in an amount not exceeding $1,500,000 during the term of this Agreement.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property or (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Loan Party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of its property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock, except that Loan Parties may (a) repurchase the stock of current or former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $500,000in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to a Loan Party,(c) make distributions to another Loan Party, (d) convert or exchange any of its convertible securities into or for equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof,(e) pay dividends solely in equity, and (f) make de minimis payments in lieu of fractional shares in an aggregate amount not exceeding $10,000 in any fiscal year.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to, any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or as permitted by Section 6.6or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Loan Party.

7.8 Capitalized Expenditures. In any fiscal year, make Capitalized Expenditures greater than 150% of the Capitalized Expenditures indicated in the board-approved annual budget delivered in accordance with Section 6.2(a)(iii) for such fiscal year (or, if applicable, 150% of the Capital Expenditures indicated in a board-approved budget for such fiscal year revised for purposes of a Phase II clinical study).

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) the sale of Parent’s equity securities in bona fide transactions with Parent’s existing investors that do not result in a Change in Control,(c) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower entered into or maintained in the ordinary course of business, (d) reasonable and customary fees paid to members of its board of directors in the ordinary course of business, and (e) Permitted Investments and transactions permitted by Section 7.6 that expressly contemplate Affiliates as Investment recipients or contract counterparties.

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.11 Inventory and Equipment. Beginning 60 days after the Closing Date and at all times thereafter, (a) store Inventory or Equipment of a book value in excess of $2,000,000 with a bailee, warehouseman, collocation facility, or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance reasonably satisfactory to Bank, duly executed by the applicable Loan Party and such third party; or (b) with respect to any leased or licensed real property, store Collateral of a book value in excess of $2,000,000 unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance reasonably satisfactory to Bank, duly executed by the applicable Loan Party and such landlord.

7.12 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.13 Intellectual Property Creation or Acquisition. After the Closing Date, permit any Subsidiary that is not a Loan Party to create or acquire any intellectual property unless all rights with respect to that intellectual property are immediately transferred to a Loan Party, except for (i) any intellectual property created or acquired pursuant to the Collaboration Agreement, dated as of November 24, 2021, among Canadian Subsidiary, Centre Hospitalier de l’Universite de Montreal and Dr. Simon Turcotte and (ii) any maintenance, non-provisional, continuation or divisional fillings, and any and all letters patent or patents in the United States of America and all foreign countries or jurisdictions which may be granted therefor and thereon, including, without limitation, any modifications to such letters patent or patents such as through reissue, re-examination or other post-grant proceeding, for any intellectual property held by any such Subsidiary as of the Closing Date.

7.14 Transfers to Canadian Subsidiary; Cash at Canadian Subsidiary. (a) Make any Investments in or Transfer any assets to the Canadian Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $600,000 (or its equivalent in other currencies) per month to fund the Canadian Subsidiary’s operating expenses incurred in the ordinary course of business; or (b) permit the Canadian Subsidiary to maintain cash in excess of $1,000,000 (or its equivalent in other currencies) at any time; except that, for one period of up to 30 consecutive days in any 12-month period, the Canadian Subsidiary’s cash may exceed $1,000,000 but be no greater than $2,000,000.

8.
EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If any Loan Party fails to perform any obligation under Sections 6.2 (financial reporting), 6.4(taxes), 6.5 (insurance), 6.6 (primary depository), or 6.7(financial covenants) of this Agreement or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Bank and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within 10 days after a Loan Party receives notice thereof or any officer of a Loan Party becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within such 10-day period or cannot after diligent attempts by such Loan Party be cured within such 10-day period and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of a Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after a Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided, further, that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by a Loan Party, or if an Insolvency Proceeding is commenced against a Loan Party and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (a) there is a default or other failure to perform in any agreement to which any Loan Party is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000, (ii) in connection with any lease of real property material to the conduct of Borrower’s business caused by a Loan Party’s failure to pay rent, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) occurs with respect to any Subordinated Debt and is not cured within any applicable cure period; provided, however, that an Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of the cure or waiver of such breach or default under such other agreement if, at the time of such cure or waiver under such other agreement, (w) Bank has not declared an Event of Default under this Agreement or exercised any rights with respect thereto; (x) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any other Loan Document; and (y) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Loan Party;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by insurance maintained in accordance with Section 6.6 as to which liability has been accepted by the carrier) shall be rendered against any Loan Party and shall remain unsatisfied, unpaid or unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any report, certificate or other writing delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.
BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:

(a)`declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) cease advancing money or extending credit to or for the benefit of any Loan Party under this Agreement or under any other agreement between a Loan Party and Bank;

(d) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

With respect to any Loan Party’s owned premises, such Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, an entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g) set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Loan Party held by Bank;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein)the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any Loan Party’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, any Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i) sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any

Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Loan Parties will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Loan Parties shall be credited with the proceeds of the sale;

(j) credit bid and purchase Collateral at any public sale;

(k) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Loan Party, any guarantor or any other Person liable for any of the Obligations; and

(l) any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Loan Parties.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; (f) settle and adjust disputes and claims respecting Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of a Loan Party on any of the documents described in clause (g)above regardless of whether an Event of Default has occurred. The appointment of Bank as such Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account. Each Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Loan Party: (a) make payment of the same or any part thereof; (b) set up such reserves under the Non- Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate herein above provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Loan Parties.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Bank may release, modify, or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against any Loan Party. Each Loan Party waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Loan Party’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel, or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, and any other notices relating to the Obligations.

10.
NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Loan Parties or to Bank, as the case may be, at its address set forth below:

If to a Loan Party: Turnstone Biologics Corp., on behalf of each Loan Party

9310 Athena Circle, Suite 300 La Jolla, CA 92037

Attn: Venkat Ramanan

Email: venkat.ramanan@turnstonebio.com

If to Bank: Banc of California

555 S. Mangum Street, Suite 1000 Durham, North Carolina 27701

Attn: Loan Operations Manager

Email: loannotices@pacwest.com

with a copy to: Banc of California

555 S. Mangum Street, Suite 1000 Durham, North Carolina 27701

Attn: Rilus Graham

Email: Rilus.Graham@bancofcal.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.
CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions, and similar proceedings arising with respect to this Agreement or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND EACH LOAN PARTY EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALLNOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY LOAN PARTY, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action, or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief or to compel arbitration in accordance with this Article 11. The costs and expenses of the arbitration, including without limitation the arbitrator’s fees, expert witness fees, and reasonable attorneys’ fees incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.
GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Loan Party to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interests in the Loan Documents to any Person who, in the reasonable estimation of Bank, is (a) a direct competitor of Borrower or (b) a vulture fund or distressed debt fund.

12.2 Indemnification. Each Loan Party shall defend, indemnify, and hold harmless Bank and its officers, directors, employees, Affiliates, advisors, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees, and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Loan Party whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts; Electronic Transmission; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of this Agree mentor the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system,as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contractor other record and adopted by a person with the intent to sign, authenticate, or accept such contract or record.

12.7 Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations and Ancillary Services that have been secured to Bank’s satisfaction pursuant to Section 2.1(b)(iv)) remain outstanding or so long as Bank has any obligation to make any Credit Extension to Borrower. The obligations of Loan Parties to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality and Publicity.

(a) No Loan Party shall, and shall not permit any of its Affiliates to: (i) publish or disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in connection with its operations or business.

(b) In handling any confidential information, Bank shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information furnished to Bank on a confidential basis clearly identified at the time of delivery as such (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than a Loan Party and that is not known to Bank to be subject to confidentiality obligations; provided that Bank and its Affiliates shall have the right to disclose Confidential Information to: (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services, and rating agencies; (iv) any successor or assign of Bank; (v) any Person to whom Bank offers to sell, assign, or transfer any Credit Extension or any part thereof or any interest or participation therein; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as may be required in connection with the examination, audit, or similar investigation of Bank,(C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

12.9 E-Systems. Bank is hereby authorized by each Loan Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Bank is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents, and similar items, by posting to or submitting and/or completion, on E-Systems. Each Loan Party acknowledges and agrees that the use of transmissions via an E- System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure, and abuse, and each Loan Party assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. All uses of an E-System shall be governed by and subject to, in addition to this Section 12.9, the separate terms and conditions posted or referenced in such E-System(or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by any Loan Party in connection with the use of such E-System. ALL E- SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.

13.
GUARANTY.

13.1 For and in consideration of the Credit Extensions by Bank to Borrower hereunder, and acknowledging that Bank would not enter into this Agreement without the benefit of this guaranty, Guarantors hereby unconditionally and irrevocably guarantee the prompt and complete payment of all amounts that Borrower owes to Bank and performance by Borrower of this Agreement and the other

Loan Documents in strict accordance with their respective terms. This guaranty is a continuing guaranty that covers, without limitation, new debts incurred by Borrower under the Loan Documents.

13.2 If Borrower does not pay any amount or perform its obligations in strict accordance with the Loan Documents, Guarantors shall immediately pay all amounts due thereunder (including, without limitation, all principal, interest and fees) and otherwise proceed to complete the same and satisfy all of Borrower’s obligations under the Loan Documents.

13.3 The obligations hereunder are joint and several, and the obligations hereunder are independent of the obligations of Borrower and any other Person or entity, and a separate action or actions may be brought and prosecuted against Guarantors whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantors waive the benefit of any statute of limitations affecting their liability hereunder, or the enforcement thereof, to the extent permitted by law. Guarantors’ liability under this guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents.

13.4 Guarantors authorize Bank, without notice or demand and without affecting their liability hereunder, from time to time to (a) renew, extend or otherwise change the terms of the Loan Documents or any part thereof; (b) take and hold security for the payment of this guaranty or the Loan Documents, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

13.5 Guarantors waive any right to require Bank to (a) proceed against Borrower, any other guarantor or any other Person; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy each may have against Borrower or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantors hereunder. Guarantors waive any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Guarantors waive any setoff, defense or counterclaim that Borrower may have against Bank. Guarantors waive any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower owes to Bank have been paid in full, Guarantors shall have no right of subrogation or reimbursement, contribution or other rights against Borrower, and Guarantors waive any right to enforce any remedy that Bank now has or may hereafter have against Borrower. Guarantors waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guaranty and of the existence, creation or incurring of new or additional indebtedness. Guarantors assume the responsibility for being and keeping themselves informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrant to Bank that they will keep so informed, and agree that, absent a request for particular information by Guarantors, Bank shall have no duty to advise Guarantors of information known to Bank regarding such condition or any such circumstances. Guarantors waive any benefits that they have that permit a subordinating creditor to assert surety ship defenses or that give a subordinating creditor rights to require a senior creditor to marshal assets. Guarantors will not assert such a defense or right. Without limiting the generality of the foregoing, Guarantors hereby specifically waive the benefits of N.C. Gen. Stat. Sections 26-7 through 26-9, inclusive.

13.6 If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Loan Documents are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantors agree that Guarantors’ liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, a Guarantor or otherwise, as though such payment had not been made.

13.7 Any indebtedness of Borrower now or hereafter held by Guarantors is hereby subordinated to any indebtedness of Borrower to Bank; and such indebtedness of Borrower to Guarantors shall be collected, enforced and received by Guarantors as trustees for Bank and be paid over to Bank on account of the indebtedness of Borrower to Bank but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this guaranty.

13.8 Guarantors agree to pay all Bank Expenses which may be incurred by Bank in the enforcement of this guaranty. No terms or provisions of this guaranty may be changed, waived, revoked or amended except in compliance with Section 12.5. Should any provision of this guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed in connection with this guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this guaranty. Bank may assign this guaranty without in any way affecting Guarantors’ liability under it. This guaranty shall inure to the benefit of Bank and its successors and assigns. This guaranty is in addition to the guarantees of any other guarantors and any and all other guarantees of Borrower’s indebtedness or liabilities to Bank.

13.9 All payments made by Guarantors hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes (but excluding any tax imposed on or measured by the net income or profits of Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto. If any taxes are so levied or imposed, Guarantors agree to pay the full amount of such taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this guaranty, after withholding or deduction for or on account of any taxes, will not be less than the amount provided for herein and in this Agreement.

[Signature Page Follows]

IN WITNESSWHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

TURNSTONE BIOLOGICSCORP.

By:

Name: Sammy Joseph Farah

Title: Chief Executive Officer

GUARANTOR:

MYST THERAPEUTICS, LLC

By:

Name: Sammy Joseph Farah

Title: Chief Executive Officer

BANK:

BANC OF CALIFORNIA

By:

Name: Rilus Graham

Title: Managing Director

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Loan Party and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Loan Party and such Loan Party’s Books relating to any of the foregoing.

“Acquisition” means (a) the purchase or other acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of (or all or substantially all of the assets representing a business unit or business line of or customer base of) any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any of its Subsidiaries of all or substantially all of the stock or other equity interests of any other Person.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Ancillary Services” means any products or services requested by a Loan Party and approved by Bank under the Non-Formula Revolving Line, including, without limitation, corporate credit card services, Automated Clearing House transactions, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Non-Formula Revolving Line not to exceed $1,000,000.

“Approved Acquisition” means any Acquisition

a)
in which the amounts (excluding equity consideration, but including the assumption of liabilities) paid by Borrower and its Subsidiaries, together with all such amounts paid by Borrower and its Subsidiaries in any other Approved Acquisitions and Approved Investments, does not exceed (i)

$2,000,000 during any fiscal year or(ii) $4,000,000 during the term of this Agreement; or

b)
as to which Bank has provided its prior written consent.

“Approved Investment” means any Investment

a)
in which the amounts (excluding equity consideration, but including the assumption of liabilities) paid by Borrower and its Subsidiaries, together with all such amounts paid by Borrower and its Subsidiaries in any other Approved Acquisitions and Approved Investments, does not exceed (i)

$2,000,000 during any fiscal year or (ii) $4,000,000 during the term of this Agreement; or

b)
as to which Bank has provided its prior written consent.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable and documented costs or expenses(including reasonable and documented attorneys’ fees and expenses, whether generated by in-house counsel or by outside counsel)incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Books” means all of Loan Parties’ books and records including: ledgers; records concerning Loan Parties’ assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Canadian Subsidiary” means Turnstone Biologics Inc., a Canadian federal corporation.

“Capital Stock” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means (a) a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner”(as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Parent, who did not have such power before such transaction or (b) except as permitted by Section 7.3, Parent ceasing to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of any other Loan Party.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (a) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 25-9-406and 25-9-408 of the Code),(b) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the Capital Stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of Capital Stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such Capital Stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to a Loan Party due to the application of IRC Section956, or (d) is property(including any attachments, accessions, or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of “Permitted Liens”, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien

“Collateral Support Trigger Event” means that

a)
during the most recently completed fiscal quarter of Borrower, the Canadian Subsidiary’s revenue represented greater than ten percent (10%) of the consolidated total revenue of Borrower and its Subsidiaries, taken as a whole, or
b)
as of the last day of the most recently completed fiscal quarter of Borrower, the Canadian Subsidiary’s assets represented greater than ten percent (10%) of the consolidated total assets of Borrower and its Subsidiaries, taken as a whole.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any director indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable;(b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired, or held.

“Credit Extension” means each Non-Formula Advance, the use of the Ancillary Services Sublimit, or any other extension of credit by Bank to or for the benefit of a Loan Party hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Environmental Laws” means all laws, rules, regulations, orders, and the like issued by any federal, state, local, foreign, or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive, or radioactive materials, asbestos, or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“E-System” means any electronic system approved by Bank, including any Internet or extranet-based site, whether such electronic system is owned, operated, or hosted by Bank, any of its Affiliates, or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Loan Parties and Bank with respect to the Loan Documents.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Account” means the cash collateral account at Silicon Valley Bank securing the letter of credit permitted in the Schedule.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its sole discretion from time to time.

“FX Contracts” means contracts between a Loan Party and Bank for foreign exchange transactions.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of each Loan Party’s right, title, and interest in and to the following:

a)
Copyrights, Patents, and Trademarks;
b)
any and all trade secrets and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
c)
any and all design rights which may be available to a Loan Party now or hereafter existing, created, acquired, or held;
d)
any and all claims for damages by way of past, present, and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
e)
all licenses or other rights to use any Copyrights, Patents, or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;
f)
all amendments, renewals and extensions of any Copyrights, Patents, or Trademarks; and
g)
all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which any Loan Party has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest, or other securities) any Person, or any loan, advance, or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at a Loan Party’s request.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Non-Formula Advance under the terms of this Agreement.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Loan Parties and their Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) a Loan Party’s interest in, or the value, perfection, or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of any Loan Party’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes),securities, documents of title, and chattel paper, and such Loan Party’s Books relating to any of the foregoing.

“Non-Formula Advance” or “Non-Formula Advances” means a cash advance or cash advances under the Non- Formula Revolving Line.

“Non-Formula Revolving Line” means a Credit Extension of up to Twenty Million Dollars ($20,000,000) (inclusive of any amounts reserved under the Ancillary Services Sublimit).

“Non-Formula Revolving Maturity Date” means March 31, 2026; except that, if Parent receives, after the Closing Date but on or before March 31, 2026, at least Seventy-Five Million Dollars($75,000,000) in aggregate funding from (a) the sale or issuance of Parent’s equity securities (including through a ‘private investment in public equity’), (b) payments under partnership agreements, and/or (c) upfront business development payments (inclusive of funding satisfying the Performance/Funding Milestone), then the term “Non-Formula Revolving Maturity Date” will instead mean March 31, 2027.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by any Loan Party pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Loan Party to others that Bank may have obtained by assignment or otherwise. For the avoidance of doubt, if this Agreement is terminated by Borrower following repayment in full of outstanding Obligations but prior to the payment of the Success Fee, the Success Fee shall not remain an Obligation secured by the security interest granted under Section 4.1.

“Outside Cash Allowance” means

a)
when no Credit Extensions are outstanding, the lesser of

a.
forty percent (40%) of Loan Parties’ aggregate Cash, or
b.
$30,000,000; and
b)
when any Credit Extension is outstanding, the lesser of
a.
forty percent (40%) of Loan Parties’ aggregate Cash, or
b.
$10,000,000.

“Patents” means all patents, patent applications, and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Performance/Funding Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank that both of the following events have occurred:

a)
Loan Parties have achieved positive interim Phase 1 data for TIDAL-01, as confirmed in writing by Parent’s board of directors; and
b)
Parent’s receipt, after the Closing Date, of at least $40,000,000 in cash proceeds from (i) the issuance of Parent’s equity securities (including through a ‘private investment in public equity’), (ii) payments under partnership agreements, and/or (iii) upfront business development payments.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

a)
Indebtedness of a Loan Party in favor of Bank arising under this Agreement or any other Loan Document;
b)
Indebtedness existing on the Closing Date and disclosed in the Schedule;
c)
Indebtedness not to exceed $1,500,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
d)
Subordinated Debt;
e)
Indebtedness to trade creditors incurred in the ordinary course of business;
f)
unsecured Indebtedness incurred in the ordinary course of business under corporate credit card facilities in an amount not to exceed $250,000 at any time outstanding;
g)
other Indebtedness in the aggregate principal amount outstanding at any time not to exceed $250,000;
h)
Indebtedness consisting of the financing of insurance premiums not exceeding one year’s worth of premiums;
i)
capital lease obligations to the extent that the underlying lease is required to be treated as a capital lease under Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) where such lease would have been treated as an operating lease prior to the effectiveness of such Accounting Standards Codification;
j)
to the extent such payments constitute Indebtedness, milestone, royalty, success fees and other contingent licensing payments due and payable by Borrower and its Subsidiaries for intellectual property licensed or acquired, so long as Loan Parties have notified Bank of the payments or provided to Bank the associated licenses;
k)
to the extent constituting Indebtedness, Permitted Investments; and
l)
extensions, refinancings, and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Loan Party or its Subsidiary, as the case may be.

“Permitted Investments” means:

a)
Investments existing on the Closing Date and disclosed in the Schedule;
b)
(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in regular depositor checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Parent’s board of directors;
c)
Investments accepted in connection with Permitted Transfers;
d)
Investments by Borrower or any Subsidiary in any Borrower or a Loan Party, (ii) Investments of Subsidiaries that are not a Borrower or Loan Party in or to other Subsidiaries or Borrower, (iii) Investments by Loan Parties in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year, and (iv) Investments in the Canadian Subsidiary permitted by Section 7.14;
e)
Investments not to exceed $500,000outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, or directors relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee stock purchase plan agreements approved by such Loan Party’s board of directors;
f)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Loan Party’s business;
g)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause
h)
shall not apply to Investments of any Loan Party in any Subsidiary;
i)
joint ventures or strategic alliances in the ordinary course of a Loan Party’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Loan Parties do not exceed $500,000 in the aggregate in any fiscal year;
j)
Investments permitted under Section 7.3;
k)
other Investments up to $250,000 per year;
l)
Investments satisfying the requirements of clause (a) of the defined term “Approved Investment”; and
m)
Unrestricted Investments.

“Permitted Licenses” means, (a) non-exclusive licenses and sublicenses for the use of intellectual property of Borrower or any of its Subsidiaries entered into in the ordinary course of business and not interfering with the business of any Loan Party or any of its Subsidiaries, and (b) any exclusive license of intellectual property of Borrower or its Subsidiaries so long as all such exclusive licenses (w) do not result in a legal transfer of title to the licensed property but (1) may be exclusive in respects other than territory so long as commercially reasonable and limited to defined field(s) and (2) may be exclusive as to territory only as to discrete geographical areas outside of the United States(e.g., each of China, India, and Japan would be considered discrete geographic areas), (x) do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any intellectual property of Borrower or any of its Subsidiaries (after giving effect to any anti-assignment provisions of the Code),and (y) do not restrict the ability of Bank in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

“Permitted Liens” means:

a)
any Liens existing on the Closing Date and disclosed in the Schedule(excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;
b)
Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Loan Parties maintain adequate reserves;
c)
Liens securing Indebtedness not to exceed $1,500,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
d)
Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;
e)
Liens arising from judgments, decrees, or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or Section 8.7 (judgments);
f)
Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral;

g)
Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which reserves have been established in accordance with GAAP;
h)
Liens in the form of security deposits securing real property leases in an aggregate amount not exceeding $500,000;
i)
Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
j)
Liens in favor of other financial institutions arising in connection with Borrower’s and its Subsidiaries’ deposit and/or securities accounts held at such institutions, provided that such deposit and/or security accounts are permitted to be maintained under Section 6.6;
k)
leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non- exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; and
l)
Permitted Licenses.

“Permitted Transfer” means the conveyance, sale, lease, transfer, or disposition by a Loan Party or any Subsidiary of:

a)
Inventory in the ordinary course of business;
b)
Permitted Licenses;
c)
worn-out, surplus, or obsolete Equipment not financed with the proceeds of Credit Extensions;
d)
grants of security interests and other Liens that constitute Permitted Liens;
e)
other assets of a Loan Party or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year, except that Transfers to the Canadian Subsidiary will instead be governed by Section 7.14;
f)
transfers constituting Permitted Investments;
g)
consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 7.2 of this Agreement;
h)
consisting of Borrower’s or its Subsidiaries’ use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and
i)
transfers among Loan Parties.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means, with respect to any Loan Party, each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President of Finance, and the Controller of such Loan Party, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Loan Parties to Bank in connection with this Agreement.

“Shares” means one hundred percent (100%) of the issued and outstanding Capital Stock owned or held of record by a Loan Party in any Subsidiary.

“SOS Reports” means the official reports from the Secretaries of State of the state where a Loan Party’s chief executive office is located, each state of a Loan Party’s formation, and other applicable federal, state, or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Loan Party that is subordinated in writing to the debt owing by such Loan Party to Bank on terms reasonably acceptable to Bank (and identified as being such by such Loan Party and Bank).

“Subsidiary” means any corporation, partnership, or limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50% of the Capital Stock of which by the terms thereof having ordinary voting power to elect the board of directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned directly or indirectly by a Loan Party.

“Success Fee Amount” means the greater of (a) $50,000 or (b) two percent (2.00%) of the highest aggregate principal amount (excluding Ancillary Services reserves) of Credit Extensions outstanding at any time on or before the consummation of a Success Fee Event.

“Success Fee Event” means (a) any merger or consolidation of a Loan Party with or into another entity (except one in which the holders of equity of such Loan Party immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the equity interests in the surviving entity),(b) any sale of all or substantially all of the assets of the Turnstone Group taken as a whole (in one or more related and contemporaneous transactions), or (c) closing one or more related financings where aggregate cash proceeds from the sale of equity securities and/or upfront cash proceeds from strategic partnerships is equal to at least $75,000,000.

“Turnstone Group” means Parent and its Subsidiaries.

“Unrestricted Acquisition” means any Acquisition other than an Approved Acquisition, with respect to which the Unrestricted Acquisition/Investment Conditions are satisfied.

“Unrestricted Investment” means an Investment permitted by clause(l) of the defined term “Permitted Investment”, with respect to which the Unrestricted Acquisition/Investment Conditions are satisfied.

“Unrestricted Acquisition/Investment Conditions” means that both

a)
at the time of the completion of an Acquisition or Investment, no Credit Extensions (including reserves under the Ancillary Services Sublimit for specific Ancillary Services requested by Loan Parties, in the amounts so requested or otherwise agreed to by Loan Parties) are outstanding; and

b)
within 10 Business Days after the completion of an Acquisition or Investment, Borrower notifies Bank of that Acquisition or Investment and provides Bank with all material transaction documents with respect to that Acquisition or Investment.

EXHIBIT B-1

DEBTOR: TURNSTONE BIOLOGICS CORP.

SECURED PARTY: BANC OF CALIFORNIA

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITYAGREEMENT

All personal property of Debtor, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
b)
any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Debtor, or in which Debtor now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of April 26, 2024, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT B-2

DEBTOR: MYST THERAPEUTICS, LLC

SECURED PARTY: BANC OF CALIFORNIA

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITYAGREEMENT

All personal property of Debtor, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
b)
any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Debtor, or in which Debtor now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of April 26, 2024, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUESTFORM

[Please refer to New Borrower Kit]

EXHIBIT D COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A) – Reimbursement obligations under a letter of credit issued by Silicon Valley Bank outstanding on the Closing Date in the face amount of $116,000 and a letter of credit issued by Silicon Valley Bank outstanding on the Closing Date in the face amount of $225,000; provided that such letters of credit are cancelled or allowed to expire no later than December 31, 2024.

Permitted Investments (Exhibit A) – None.

Permitted Liens (Exhibit A) – Liens on cash collateral of up to $341,000 securing the letters of credit identified in “Permitted Indebtedness” above; provided that such cash collateral is transferred to Bank no later than December 31, 2024.

Prior Names (Section 5.5) –None.

Litigation (Section 5.6) –None.

Inbound Licenses (Section 5.12) – None.

USA PATRIOT ACT NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.

INSURANCE CHECKLIST

In connection with the closing of your credit facility with Banc of California (the “Bank”), the following conditions related to insurance must be satisfied:

a.
Insurance Company Requirements - All insurance required pursuant to the loan documents shall be issued by insurance companies in good standing with a current rating of A- or better by A.M. Best Company and a Financial Size Category of VIII or higher.
b.
Property Insurance.
i.
Pre-Closing: Borrower must provide an Acord Form 28 showing evidence of property insurance, naming Banc of California as a certificate holder.
ii.
Post-Closing: Within30 days following closing, Borrower must provide Bank with a Lender’s Loss Payable endorsement showing Banc of California as a lender’s loss payee.
c.
Liability Insurance.
i.
Pre-Closing: Borrower must provide an Acord Form 25 showing Banc of California as a certificate holder.
ii.
Post-Closing: Within 30 days following closing, Borrower must provide Bank with an endorsement to Borrower’s liability insurance policy showing Banc of California as an additional insured.
d.
Name and Address– Bank name and address format on all insurance related documentation should be as follows:

Banc of California, its successors and assigns,

555 S. Mangum Street, Suite 1000, Durham, NC 27701

Attn: Loan Operations Department

Please email copies of any documentation related to insurance to insurance@pacwest.com, and if you have any questions related to the insurance requirements associated with the closing of your credit facility please contact Lisa Stansell at (919) 597-7487 or via email at lstansell@pacwest.com.